UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Wright Brothers Drive

Salt Lake City, UT 84116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Item 7.01 Regulation FD Disclosure

On May 6, 2019, PolarityTE, Inc. (“PolarityTE”) closed on the full exercise of the option to purchase an additional 445,945 shares of PolarityTE’s common stock granted to the underwriters as part of an underwritten public offering of an aggregate of 3,418,918 shares of PolarityTE’s common stock. PolarityTE previously issued and sold 2,972,973 shares of common stock on April 12, 2019. Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering.

The net proceeds of the offering are estimated to be approximately $28.7 million, after deducting estimated offering expenses payable by PolarityTE. PolarityTE intends to use the net proceeds from the offering for research, development and manufacturing of its products and product candidates, efforts toward commercialization and required registration or approval of its products and product candidates with applicable regulatory authorities, and for other general corporate purposes.

The securities described above were offered by PolarityTE pursuant to a registration statement (File No. 333-229584), which has been filed with and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement and accompanying prospectus relating to this offering has been filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by e-mail at prospectus@cantor.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: May 6, 2019	/s/ Paul Mann
Paul Mann
Chief Financial Officer